Exhibit 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

MaxLinear, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Securities Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock ($0.0001 par value) reserved for issuance under the 2010 Equity Incentive Plan	Other (3)	2,583,311 shares(2)	$23.51(3)	$60,733,641.61	$0.00014760	$8,964.29
Equity	Common Stock ($0.0001 par value) reserved for issuance under the 2010 Employee Stock Purchase Plan	Other (5)	968,741 shares(4)	$19.98(5)	$19,355,445.18	$0.00014760	$2,856.86
	Total Offering Amounts				$80,089,086.79		$11,821.15
	Total Fee Offsets						$—
	Net Fee Due						$11,821.15

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under any of the listed plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2010 Equity Incentive Plan, as amended (the “2010 EIP”), on January 1, 2024 pursuant to an “evergreen” provision contained in the 2010 EIP. Pursuant to such provision, on January 1st of each fiscal year commencing in 2011 and ending ten years from our 2016 annual meeting of stockholders, the number of shares authorized for issuance under the 2010 EIP is automatically increased by a number equal to the lesser of (i) 2,583,311 shares, (ii) four percent (4%) of the aggregate number of shares of Common Stock outstanding on December 31st of the preceding fiscal year, or (iii) a lesser number of shares that may be determined by the Registrant’s Board of Directors or a duly authorized committee of the Board of Directors.
(3) Estimated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the total registration fee. Computation based upon $23.51 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on January 24, 2024.
(4) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”) on January 1, 2024 pursuant to an “evergreen” provision contained in the 2010 ESPP. Pursuant to such provision, on January 1st of each fiscal year commencing after January 1, 2017, the number of shares authorized for issuance under the 2010 ESPP is automatically increased by a number equal to the lesser of (i) 968,741 shares of Common Stock, (ii) one and a quarter percent (1.25%) of the outstanding shares of the Registrant’s Common Stock on such date, or (iii) an amount determined by the Registrant’s Board of Directors or a duly authorized committee of the Board of Directors.
(5) Estimated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of $23.51 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on January 24, 2024. Pursuant to the 2010 ESPP, which plan is incorporated by reference herein, the purchase price of a share of Common Stock shall be an amount equal to 85% of the fair market value of a share of Common Stock on the Offering Date or the Exercise Date (each as defined in such plan), whichever is lower.